FOR IMMEDIATE RELEASE

Ceramics Process Systems Corporation
Grant Bennett
President
111 South Worcester Street
Chartley, MA 02712
Telephone: (508) 222-0614 ext 18
Fax: (508) 222-0220
Email: gbennett@alsic.com
Web Site: www.alsic.com

CERAMICS PROCESS SYSTEMS ANNOUNCES FIRST QUARTER 2005 RESULTS

Chartley, Massachusetts, May 10, 2005. Ceramics Process Systems Corporation (CPS) (OTC Bulletin Board: CPSX) today announced a net loss of $57 thousand or $0.00 per basic and diluted common share, on revenue of $1.4 million for the fiscal quarter ended March 26, 2005. This compares with net income of $169 thousand, or $0.01 per basic and diluted common share on revenue of $1.7 million for the fiscal quarter ended March 27, 2004.

Grant Bennett, President, said: "Revenue was down in Q1 for two reasons: Firstly, midway through Q4 2004 several major customers began pulling shipments into Q4 2004 which were originally scheduled for Q1 2005 in order to meet their 2004 revenue objectives. This resulted in a record quarter in Q4 2004 for CPS in both revenue and profits, but it also resulted in significantly reduced demand in the first several weeks of Q1 2005. Secondly, price reductions negotiated by certain customers at the end of last year went into effect in Q1 2005. Profitability declined as the costs of our higher employment base were spread across lower revenues."

"However, based on customer-provided forecasts, current backlog, current activity and on-going manufacturing cost improvement programs underway we believe we are on track for growth and profitability in 2005 although there is no guarantee this will be the case. As Q1 2005 progressed, sales returned to forecasted levels and in Q1 2005 we continued to achieve new design wins at both current and new customers," said Bennett.

CPS develops, manufactures and markets advanced metal-matrix composites for housing and providing thermal management of high-density electronics. The Company`s products are primarily used in high-density microprocessor and application specific integrated circuit assemblies, wireless basestations and motor controllers.

This release may contain forward-looking statements as that term is defined in the Private Securities Reform Act of 1995. Various factors could cause actual results to differ materially from those projected in such statements. These factors include, but are not limited to, fluctuations in customer demand and changing general economic or business conditions or a downturn in segments of the electronics industry.

CERAMICS PROCESS SYSTEMS CORPORATION
(CPS) (OTC Bulletin Board: CPSX)

For the Fiscal Quarters Ended
	March 26,	March 27,
	2005	2004

Revenue	$1,424,480	$1,664,391

Net income (loss)	$ (57,056)	$ 168,689

Basic earnings (loss) per basic share	$ (0.00)	$ 0.01

Weighted average basic shares	12,293,209	12,293,209

Diluted earnings (loss) per diluted share	$ (0.00)	$ 0.01

Weighted average diluted shares	12,293,209	12,725,544